Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-215913 and 333-265384 on Form S-8 and Registration Statement Nos. 333-261228 and 333-274324 on Form S-3 of Ramaco Resources, Inc. of our report dated March 31, 2022 relating to the consolidated financial statements for the year ended December 31, 2021, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Houston, Texas

March 14, 2024